Exhibit 10.1

ACETO CORPORATION
2013 SENIOR EXECUTIVE RETIREMENT PLAN

Aceto Corporation (“Aceto” or the “Company”) hereby establishes the Aceto Corporation 2013 Senior Executive Retirement Plan (the “Plan”).  The purpose of the Plan is to provide a program of deferred compensation for a select group of management or highly compensated employees who meet the participation requirements set forth herein. As such, the Plan is intended to be a “top hat” plan, which is unfunded for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to be exempt from any ERISA provision that is deemed inapplicable to an unfunded plan. This Plan is also intended to comply in form and operation with the requirements of Code Section 409A and its corresponding regulations and shall be interpreted in a manner consistent with such Code section and regulations.

Article 1 - Definitions

1.1	Account

The sum of all the bookkeeping sub-accounts as may be established for each Participant as provided in Section 5.1 hereof.

1.2	Administrator or Plan Administrator

An individual or committee appointed by the Board or other responsible corporate officer to serve as the Plan Administrator and as the agent for the Plan Sponsor with respect to the Plan and Trust.

1.3	Board

The Board of Directors of Aceto Corporation.

1.4	Change-in-Control

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Change-in-Control” of the Plan Sponsor shall mean the first to occur of any of the following:

(a)     the date that any one person or persons acting as a group, or an individual or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control, acquires ownership of Plan Sponsor stock constituting more than thirty percent (30%) of the total voting power of the Plan Sponsor;

(b)     the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Plan Sponsor equal to thirty percent (30% ) of the total gross fair market value of all the assets of the Plan Sponsor immediately before such acquisition or acquisitions; or

 (c)     the date that two-thirds (2/3) of the members of the Plan Sponsor’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

To qualify as a Change in Control event, the occurrence of the event must be objectively determinable and certified by the Administrator.

1.5	Code

The Internal Revenue Code of 1986, as amended.

1.6	Compensation

A Participant’s annual bonus.

1.7	Disabled or Disability

If a Participant is unable to engage in any substantial gainful activity, or if a Participant receives benefits for at least three (3) months under the Plan Sponsor’s long-term disability plan, as a result of any medically determinable physical or mental impairment that is expected to result in death or continue for at least twelve (12) months. The Administrator shall determine whether a Participant is Disabled.

1.8	Deferrals

The portion of a Participant’s Compensation that has been deferred in accordance with the Plan and the Participant’s most recent Deferral Election, as provided in Section 3.1 hereof.

1.9	Deferral Election

The separate agreement, submitted to the Administrator, by which an Eligible Participant agrees to participate in the Plan and make Deferrals thereto for a Plan Year.

1.10	Effective Date

July 1, 2013.

1.11	Eligible Employee

Any Company employee at the Senior Vice President level or above, who is actively employed and approved for participation by the Administrator.

1.12	Employee

Any individual who is employed by or providing services to the Company.  The Company also means “service provider” as used in Treas. Reg. section 1.409A-1(f).

1.13	Investment Fund

Each investment(s) that serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts.

1.14        Non-Elective Contribution

The contribution made by the Company described in Section 3.3.

1.15        Participant

An Eligible Employee who is a Participant as provided in Article 2.

1.16        Plan Sponsor

Aceto Corporation

1.17	Plan Year

July 1 – June 30

1.18	Retirement

Retirement shall mean a Participant’s Separation from Service from the Company.

1.19	Separation from Service

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall incur a Separation from Service with the Service Recipient upon his or her cessation of employment with the Company.

1.20	Specified Employee

A key employee (as defined in Code section 416(i) without regard to Code section 416(i)(5)) of the Plan Sponsor (if such Plan Sponsor is publicly traded on an established securities market or otherwise).  An employee is a key employee if the employee meets the requirements of Code section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) at any time during the 12-month period ending on December 31. The application of rules regarding a “Specified Employee” to spinoffs and mergers and nonresident alien employees shall be determined pursuant to applicable Internal Revenue Service guidance.  For purposes of this Plan, all Participants shall be deemed Specified Employees.

1.21	Trust

The agreement between the Plan Sponsor and the Trustee, under which the assets of the Plan are held, administered and managed.

1.22	Trustee

Such entity or successor that shall become Trustee pursuant to the terms of the Trust.

Article 2 - Participation

2.1	Commencement of Participation

Each Eligible Employee shall become a Participant as of the date on which his or her Deferral Election first becomes effective.

2.2	Loss of Eligible Employee Status

A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Eligible Employee.  Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

Article 3 - Contributions

3.1	Deferral Elections - General

A Participant’s Deferral Election for a Plan Year is irrevocable for that applicable Plan Year; provided, however that a Deferral Election for a Plan Year may be canceled upon a Participant’s death, Disability, Separation from Service or as required under Section 6.7 (Unforeseeable Emergency) of this Plan.  Such amounts deferred under the Plan shall not be made available to such Participant, except as provided in Article 6, and shall reduce such Participant’s Compensation from the Plan Sponsor in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Plan Sponsor as provided in Article 8.  The Deferral Election, in addition to the requirements set forth below, must designate: (i) the amount of Compensation to be deferred, (ii) the Account that the Compensation is to be invested in, (iii) the time of the distribution, and (iv) the form of the distribution.

3.2	Time of Election

A Deferral Election shall be void if it is not made in a timely manner as follows:

(a)    A Deferral Election with respect to any Compensation must be submitted to the Administrator not later than the close of the Plan Year next preceding the Plan Year during which the amount to be deferred will be earned.  As of the last day of the Plan Year next preceding the Plan Year in which the amount to be deferred will be earned, said Deferral Election is irrevocable for the Plan Year to which it relates.

(b)    Notwithstanding the foregoing, in a year in which an Eligible Employee is first eligible to participate, and provided that such Eligible Employee is not eligible to participate in any other similar account balance arrangement subject to Code Section 409A, such Deferral Election may be submitted within thirty (30) days after the date on which the Eligible Employee is first eligible to participate, and such Deferral Election shall apply to Compensation to be paid for services to be performed during the remainder of the Plan Year after such election is made.

3.3	Employer Contributions

In its sole discretion, the Company, by action of the Board, may from time to time allocate Employer contributions to Participants’ Accounts; provided, however, that all such Employer contributions, as determined in the discretion of the Board, need not be allocated among all Participants on the same basis.

3.4	Distribution Elections

At the time a Participant makes a Deferral Election, he or she must also elect the time and form of the distribution of benefits from the Plan.  If the Participant fails to properly designate the time and form of a distribution, the Participant shall be deemed to have elected to receive a single lump sum payment payable six (6) months following the date of the Employee’s Retirement.  A Participant’s Deferral Election regarding the time and form of distribution for any Plan Year shall also apply to the receipt of Employer Contributions, if any, for the same Plan Year.

3.5	Additional Requirements

The Deferral Election, subject to the limitations set forth in Sections 3.1 and 3.2 hereof, shall comply with the following additional requirements, or as otherwise required by the Administrator in its sole discretion: (a) Deferrals may be made in whole percentages or stated dollar amounts with such limitations as determined by the Administrator and (b) the maximum amount that may be deferred each Plan Year is one-hundred percent (100%) of the Participant’s Compensation.

3.6          Crediting of Contributions

Deferrals shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Plan Sponsor shall determine.

Article 4 - Vesting

4.1	Vesting of Deferrals

A Participant shall be one hundred percent (100%) vested in his or her Account attributable to Deferrals and any earnings or losses on the investment of such Deferrals.

4.2	Vesting of Employer Contributions

Participants will be vested in all Employer Contributions under Article 3.3 of the Plan at a rate of 20% for each year of Credited Service, measured by Plan Year.  For purposes of this Plan, Credited Service means the Participant must have at least one thousand (1,000) hours of service (as defined in accordance with D.O.L. Regulation Section 2530.200(b)) in the Plan Year.  A Participant shall automatically become 100% vested in the event of the Participant’s death or if the Participant becomes Disabled.  A Participant shall receive credit for all Years of Credited Service with the Employer, including Years of Credited Service accrued prior to the Effective Date of the Plan and prior to the commencement of his or her participation in the Plan.

4.3          Forfeiture of Accounts

In the event a Participant has a Separation of Service prior to becoming 100% vested, his or her Non-Elective Contribution Account shall be forfeited to the extent not vested.  All forfeitures shall revert to the Company.

Article 5 - Accounts

5.1	Accounts

The Administrator shall establish and maintain a bookkeeping account in the name of each Participant.  Such Accounts shall include a Participant Account and a Non-Elective Contribution Account, sub-accounts including an Investment Account, and such other sub-accounts as the Administrator deems appropriate.  Each Participant’s Account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), Non-Elective Contributions and the Participant’s allocable share of any earnings or losses on the foregoing.

5.2	Investment Funds, Gains and Losses

(a)           It is the intention of the Plan Sponsor that the Plan be an unfunded top hat plan for highly compensated and managerial employees within the meaning of Title I of ERISA.  The Plan Sponsor shall be free to invest or not invest Accounts as the Plan Sponsor in its sole discretion shall determine.  Any investments which the Plan Sponsor determines to make with respect to the assets allocated to the Accounts shall remain, until distributed to Participants and their Beneficiaries in accordance with the terms of the Plan, assets of the Plan Sponsor and subject to its general creditors.  The Plan Sponsor may in its discretion establish a trust, known as a “rabbi trust”, for use in funding the benefits under the Plan with a Trustee to be selected by the Plan Sponsor and in accordance with a trust agreement which fully or substantially meets the requirements of Rev. Proc. 92-64, as it may be amended or supplemented in the future.

(b)           If made available by the Committee, a Participant may designate one or more Investment Funds to serve as indices for the investment performance of such Participant’s Account.  The Investment Funds designated by the Participant may, in the discretion of the Committee, be selected from a menu of insurance contracts, mutual funds and/or securities made available for such purpose by the Committee.  The Investment Funds designated as investment indices for purposes of this Section 5.2(b) shall serve only as indices for purposes of determining the amounts credited as “gains” or “losses” with respect to a Participant’s Account.  The Plan Sponsor may or may not invest a Participant’s Deferral amounts in the Investments Funds selected.  Each Participant’s Account shall be adjusted to reflect the gain or loss such Account would experience had the Account actually been invested in the specified Investment Funds at the relevant times.  A Participant may, at any time, designate other Investment Funds from the investment options made available by the Committee for new Deferrals and contributions or for amounts already credited to the Participant’s Account.  If the Plan Sponsor invests a Participant’s Deferral amounts in the Investment Funds specified by the Participant, the Participant shall have no beneficial ownership interest in and to such funds or any other specifically identifiable assets of the Plan Sponsor.

(c)           A Participant may direct that his or her Investment Account may be valued as if they were invested in one or more Investment Funds as selected by the Plan Sponsor in multiples of one percent (1%).  The Plan Sponsor may from time to time, at the discretion of the Administrator, change the Investment Funds for purposes of this Plan.

(f)            The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, investment experience, distributions and any other appropriate adjustments.  Such adjustments shall be made as frequently as is administratively feasible.

(g)           A Participant may change his or her selection of Investment Funds with respect to his or her Account at any time by filing a new election in accordance with procedures established by the Administrator.  An election shall be effective as soon as administratively feasible following the date the change is submitted on a form or other manner prescribed by the Administrator.

(h)             Notwithstanding the Participant’s ability to designate the Investment Fund in which his or her deferred Compensation shall be deemed invested, the Plan Sponsor shall have no obligation to invest any funds in accordance with the Participant’s election.  Participants’ Accounts shall merely be bookkeeping entries on the Plan Sponsor’s books, and no Participant shall obtain any property right or interest in any Investment Fund.

Article 6 - Distributions

6.1	Distribution Election

Each Participant shall designate in his or her Deferral Election the form and timing of his or her distribution by indicating the type of sub-account as described under Section 5.1, and by designating the form in which payments shall be made from the choices available under Section 6.2 hereof.  Notwithstanding anything to the contrary contained herein provided, no acceleration of the time or schedule of payments under the Plan shall occur except as permitted under this Plan, Code Section 409A and the regulations thereunder.

6.2	Distributions Upon Retirement and In-Service Distributions

A Participant may elect to receive a distribution from the Plan either at Retirement or as an In-Service Distribution as follows:

(i)           If the Participant elects to receive a distribution from the Plan at Retirement, upon a Separation from Service, the Participant’s Retirement sub-account(s) shall be distributed as soon as administratively possible after the first day of the seventh month after the date of the Participant’s Retirement, provided that the Participant shall have no right to designate the taxable year of the payment.  Distribution shall be made either in a lump-sum payment or in substantially equal annual installments, as defined in Section 6.3 below, over a period of five (5), years as elected by the Participant.  If the Participant fails to properly designate the form of the distribution, the sub-account shall be paid in a single lump-sum payment as soon as administratively possible after the first day of the seventh month after the date of the Participant’s Retirement.

(ii)          A Participant may elect on his or her annual Deferral Election form to have all of his or her sub-account(s) (for that Plan Year) paid to the Participant as of a specific date, as permitted on the Deferral Election form.  Such specific date election must be at least five (5) years from the year of the deferral (e.g., 2013 bonus is deferred in 2014, specific date distribution can be made in 2019). Such specific date distribution shall be made either in a lump-sum payment or in substantially equal annual installments, as defined in Section 6.3 below, over a period of five (5), years as elected by the Participant.  If the Participant fails to properly designate the form of the specific date distribution, the sub-account shall be paid in a single lump-sum payment as soon as administratively possible after the specific date.  If the Participant shall have a Separation from Service before the specified date, any vested portion of the sub-account(s) subject to an in-service distribution election will be paid in a single lump sum payment as soon as administratively possible after the first day of the seventh month after the date of the Separation from Service. In addition, if the Participant shall have a Separation from Service after the specified date and he or she has not received all the installment payments requested, all remaining installment payments will be paid in a single lump sum payment as soon as administratively possible after the first day of the seventh month after the date of the Separation from Service.

6.3          Substantially Equal Annual Installments

(a)    The amount of the substantially equal payments shall be determined by multiplying the Participant’s Account or sub-account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1).  The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account or sub-account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Installment payments made pursuant to this Section 6.3 shall be made as soon as administratively feasible but no later than first day of the seventh month ninety following the distribution event and each anniversary of the distribution event, provided that the Participant shall have no right to designate the taxable year of any payment.

(b)    For purposes of the Plan pursuant to Code Section 409A and regulations thereunder, a series of annual installments from a particular sub-account shall be considered a single payment.

6.4	Distributions upon Death

Upon the death of a Participant, all amounts credited to his or her Account shall be paid, as soon as administratively feasible but no later than ninety (90) days following Participant’s date of death, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum, provided that the beneficiary or beneficiaries shall have no right to designate the taxable year of the payment.

6.5	Changes to Distribution Elections

A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her one or more sub-accounts within his or her Account to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a re-deferral election may not take effect until at least twelve (12) months after such election is filed with the Plan Sponsor, (ii) an election to further defer a distribution (other than a distribution upon death or an unforeseeable emergency) must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any re-deferral election affecting a distribution at a fixed date must be filed with the Plan Sponsor at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election.  Once a sub-account begins distribution, no such changes to distributions shall be permitted.

6.6	Acceleration or Delay in Payments

To the extent permitted by Code Section 409A, and notwithstanding any provision of the Plan to the contrary, the Administrator, in its sole discretion, may elect to (i) accelerate the time or form of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-3(j)(4), or (ii) delay the time of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-2(b)(7). Payments to a Specified Employee that would otherwise be paid during the first six months after Separation from Service shall be accumulated and paid as of the first day of the seventh month following Separation from Service or, if earlier, the date of death and thereafter, payments shall be paid as regularly scheduled. Payments for a permissible event shall commence on the date of the event.  Under no circumstances may a Participant select the taxable year in which payment is to be made.

6.7	Unforeseeable Emergency

The Administrator may permit an early distribution of part or all of any deferred amounts; provided, however, that such distribution shall be made only if the Administrator, in its sole discretion, determines that the Participant, or the Participant’s beneficiary, has experienced an Unforeseeable Emergency.  An Unforeseeable Emergency is defined as a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  If an Unforeseeable Emergency is determined to exist, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  Upon a distribution to a Participant under this Section 6.7, the Participant’s Deferrals shall cease and no further Deferrals shall be made for such Participant for the remainder of the Plan Year and for the immediately succeeding Plan Year.

6.8          Domestic Relations Orders

The Administrator may permit the acceleration of the time or schedule of a payment under the Plan to an individual other than a Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

6.9	Disability

A Participant may receive a distribution of his or her Account upon his or her becoming Disabled.

6.10	Minimum Distribution

Notwithstanding any provision to the contrary, if the balance of a Participant’s Account at the time of a distribution event or at the time of a scheduled installment payment does not exceed $15,000 (or, if less, the applicable dollar amount under Code Section 402(g)), then the Participant shall be paid his or her Account as a single lump sum, provided that the distribution results in the termination and liquidation of the Participant’s entire interest in the Plan, including all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single plan under the plan aggregation rules of Code Section 409A and regulations thereunder.

6.11	Form of Payment

All distributions shall be made in the form of cash.

Article 7 - Beneficiaries

7.1	Beneficiaries

Each Participant may from time to time designate one or more persons (including  one or more members or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan.  Such designation shall be made in a form prescribed by the Administrator.  Each Participant may at any time change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation in a form prescribed by the Administrator.  If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment), or if no beneficiary is validly designated then the amounts payable under this Plan shall be paid to the Participant’s estate.  If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form.  If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.2	Lost Beneficiary

All Participants and beneficiaries shall be obligated to keep the Administrator informed of their current address until such time as all benefits due have been paid.  If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited.  Any such presumption of death shall be final, conclusive and binding on all parties.

Article 8 - Funding

8.1	Prohibition Against Funding

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Plan Sponsor and the Participants, their beneficiaries or any other person.  Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Plan Sponsor, subject to the claims of its general creditors.  It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes.  Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Plan Sponsor itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Plan Sponsor.  The Plan Sponsor or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2	Deposits in Trust

Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Plan Sponsor may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan.  The amounts so deposited may include all contributions made pursuant to a Deferral Election by a Participant.

8.3	Withholding of Participant Contributions

The Administrator is authorized to make any and all necessary arrangements to withhold a Participant’s Deferrals under Section 3.1 from his or her Compensation.  The Administrator shall determine the amount and timing of such withholding.

Article 9 - General Provisions

9.1	Administrator

(a)   The Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts into the Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Plan Sponsor it deems necessary to determine whether the Plan Sponsor would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b)   The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c)   The Administrator shall be indemnified and held harmless by the Plan Sponsor from and against all liability to which it may be subject by reason of any act or omitted done in its capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Plan Sponsor fails to provide such defense upon the request of the Administrator.  The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

9.2	No Assignment of Benefits or Payments

Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law.  If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

9.3	Incompetence

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Plan Sponsor to see to the application of such payments.  Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Plan Sponsor, the Administrator and the Trustee.

9.4	Identity

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained.  The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law.  Any expenses incurred by the Plan Sponsor, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

9.5          Expenses

All expenses incurred in the administration of the Plan whether incurred by the Plan Sponsor or the Plan shall be paid by the Plan Sponsor.

9.6	Insolvency

Should the Plan Sponsor be considered insolvent (as defined by the Trust), the Plan Sponsor, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee.  Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants or their beneficiaries and shall hold any and all assets attributable to the Plan Sponsor for the benefit of the general creditors of the Plan Sponsor.

9.7	Amendment or Modification

The Plan Sponsor may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Code Section 409A and related regulations thereunder.

9.8	Plan Suspension

The Plan Sponsor further reserves the right to suspend the Plan in whole or in part, except that no such suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that the distribution of the vested Participant Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to suspension as if the Plan had not been suspended.

9.9	Plan Termination

The Plan Sponsor further reserves the right to terminate the Plan in whole or in part, in the following manner, except that no such termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that any distribution in connection with such termination complies with Code Section 409A and related regulations thereunder:

(a)   The Plan Sponsor, in its sole discretion, may terminate the Plan and distribute all vested Participants’ Accounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided however that all other similar arrangements are also terminated by the Plan Sponsor for any affected Participant and no other similar arrangements are adopted by the Plan Sponsor for any affected Participant within a three (3) year period from the date of termination; or

(b)   The Plan Sponsor may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the Participants vested Account balances are distributed to Participants and are included in the Participants’ gross income in the latest of:  (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

9.10	Plan Termination due to a Change-in-Control

The Plan Sponsor may decide, in its discretion, to terminate the Plan in the event of a Change-in-Control and distribute all vested Participants’ Account balances no earlier than thirty (30) days prior to the Change-in-Control and no later than twelve (12) months after the effective date of the Change-in-Control, provided however that the Plan Sponsor terminates all other similar arrangements for any affected Participant.

9.11	Construction

All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

9.12        Governing Law

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of New York.

9.13	Severability

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein.

9.14        Headings

Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the intent of the Plan nor in any way shall they affect the Plan or the construction of any provision thereof.

9.15	Terms

Capitalized terms shall have meanings as defined herein.  Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as  appropriate.

9.16        Effect of Plan on Plan Sponsor and Participants

The Plan shall be binding upon the Plan Sponsor, its assigns, and any successor company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon a Participant, his Beneficiary, assigns, heirs, executors and administrators.

9.17        Plan Creates No Guaranty of Continued Employment

The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Plan Sponsor and any Eligible Employee.  Nothing in this Plan shall of itself be deemed to give an Eligible Employee the right to be retained in the service of the Plan Sponsor or to interfere with any right of the Plan Sponsor to discipline or discharge the Eligible Employee at any time.

9.18        Illegality or Invalidity of Any Plan Provision

In case any provisions of this Plan shall be found illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been included herein.

9.19        Effect of Payment of Plan Benefits

The payment of benefits under the Plan to a Participant or Beneficiary shall fully and completely discharge the Plan Sponsor, the Board, and the Committee from all further obligations under this Plan with respect to a Participant, and that Participant’s Deferral Elections, and any outstanding Deferral Elections shall terminate upon such full payment of benefits.

9.20        Effect of Plan Titles and Headings

Titles and headings of the Articles and Sections of the Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of the Plan document.

9.21        Execution of Plan Documents

This Plan document and any Deferral Election may be executed in one or more counterparts, each of which is legally binding and enforceable.

9.22        Tax Effect and No Guarantee of Investment Returns

The Plan Sponsor does not represent or guarantee that any particular federal, state or local income, payroll, personal property or other tax consequence will result from participation in this Plan.  A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation.  The Plan Sponsor also does not represent or guarantee investment returns with respect to any predetermined investment options and shall not be required to restore any loss which may result from such investment or lack of investment.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, effective as of this ____ of June, 2013.

ACETO CORPORATION

By:

Title: